Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the CapitalSource Inc. Third Amended and Restated Equity Incentive Plan of our reports dated March 1, 2010, with respect to the consolidated financial statements of CapitalSource Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of CapitalSource Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
McLean, Virginia
May 3, 2010